Exhibit 99.1

MRC Global Announces Closing of

$750 Million Asset-Based Loan Facility

HOUSTON, TX – November 12, 2024 – MRC Global Inc. (NYSE: MRC), announced today that it has amended its asset-based revolving loan facility (“ABL”), extending its maturity to November 2029. The amended ABL has a committed borrowing capacity of $750 million.

The terms of the ABL are substantially the same as the previous facility with a borrowing rate of Term SOFR plus a margin ranging from 1.25% to 1.75%, based on the company’s fixed charge coverage ratio.

Rob Saltiel, MRC Global President & CEO stated, “We are pleased to have successfully closed on our amended ABL credit facility with favorable terms and an extended maturity. This transaction, along with our new 7-year Term Loan B announced last week that helped fund the repurchase of our convertible preferred stock, strengthens our company’s capital structure and de-risks our dependence on near-term capital markets for credit support.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of over 200 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 300,000 SKUs from over 8,500 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com.

Contact:
Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com 832-308-2847

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